Exhibit 3.1

                                                                    [FILED COPY]

                            ARTICLES OF INCORPORATION
                                       OF
                 MEXICAN-AMERICAN-CANADIAN TRAILER RENTALS, INC.

                                                               961022297 C 50.00
                                                              Secretary of State
                                                                  02-16-96 09:45

                               ARTICLE 1. - NAME

         1.1. The name of the corporation shall be Mexican-American-Canadian Trailers Rentals, Inc.

                         ARTICLE 2. - REGISTERED OFFICE

         2.1. The location and post office address of the registered and principal office of the corporation and the name of its registered agent is:

                  Fred C. Boethling
                  73 Benthaven Place
                  Boulder, Colorado 80303

                        ARTICLE 3. - PURPOSE AND POWERS

         3.1. Purpose. The corporation is organized for the purpose of engaging an any lawful business.

         3.2. Powers. The corporation shall have the same powers as an individual to do all things necessary or convenient to carry out its business and affairs, including those powers specified in the Colorado Business Corporation Act.

                             ARTICLE 4. - DURATION

         4.1. The duration of the corporation shall be perpetual.

                          ARTICLE 5. - CAPITAL SHARES

         5.1. Authorized Shares. The aggregate number of capital shares which this corporation shall have authority to issue is ten million (10,000,000).

         5.2. Par Value. Except for any class or series of common or preferred shares that may be established from time to time by resolution of the Board of Directors pursuant to Articles 5.3 or 5.4 hereof, each capital share of this Corporation shall be voting Common Share and shall have a par value of One Cent ($0.01) per share.

         5.3. Class and Rights. The Board of Directors may, from time to time, subject to the requirements and limitations of the Colorado Business Corporation Act, establish by resolution different classes or series of common or preferred shares and may fix the rights and preferences of such shares in any class or series.

         5.4. Issuance of Shares to Different Classes. The Board of Directors shall have the authority to issue shares of a class or series to holders of shares of another class or series to effectuate share dividends, splits or conversion of its outstanding shares.

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         5.5. Consideration for Shares. The Board of Directors may authorize the issuance of shares for consideration consisting of any tangible or intangible property or benefit to the corporation, including cash, promissory note, services performed, and other securities of the corporation. Before the corporation issues shares the Board of Directors shall determine that the consideration received or to be received for the shares is adequate. In the absence of fraud in the transaction, the determination of the Board of Directors is conclusive as to the adequacy of the consideration. The shares when issued shall be fully paid and non-assessable.

                      ARTICLE 6. - RIGHTS OF SHAREHOLDERS

         6.1. Presumptive Rights. No holder of shares of this Corporation shall have preemptive rights to subscribe for or purchase his proportionate share of any shares of this Corporation now or hereafter authorized or issued.

         6.2. Voting Rights. At each meeting of the shareholders and with respect to any matter upon which the shareholders shall have a right to vote, each holder of record of shares of this Corporation shall be entitled to one (1) vote for each share so held. No Shareholder shall have the right to cumulate his votes for the election of directors or for any purpose whatsoever.

         6.3. Required Vote. The shareholders shall take action by a unanimous action on writing or by the affirmative vote of the holders of at least fifty-one percent (51%) of the voting power of the voting shares present at a duly convened meeting of the shareholders where a quorum is present, except where a larger proportion is required by law, these Articles, or a shareholder control agreement.

                         ARTICLE 7. - INITIAL DIRECTORS

         7.1. Initial Directors. The initial board of directors of the corporation shall consist of one member.

         7.2. Increase and Decrease. The number of directors shall be specified in or fixed in accordance with the Bylaws.

         7.3. Written Action. An action required or permitted to be taken by the Board of Directors of this Corporation may be taken by written action by that number of directors that would be required to take the same action at a meeting of the Board at which all directors are present, except as to those matters requiring shareholder approval, in which case the written action must be signed by all members of the Board of Directors then in office.

                           ARTICLE 8. - INCORPORATOR

         8.1. The name and address of the incorporator of the Corporation is as follows:

                  Fred C. Boethling
                  73 Benthaven Place
                  Boulder, CO  80303

                              ARTICLE 9. - BYLAWS

         9.1. The Board of Directors may adopt Bylaws which may contain any provision relating to the management of the business or the regulation of the affairs of the corporation not inconsistent with the law or the articles of incorporation. The power to adopt, amend or repeal the Bylaws shall be vested in the Board.

                          ARTICLE 10. - MISCELLANEOUS

         10.1. Interested Directors. In the absence of fraud, no contract or other transaction between this Corporation and any other corporation, and no act of this Corporation, shall in any way be affected or invalidated by the fact that any of the directors of this Corporation are pecuniarily or otherwise interested in, or are directors or


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officers of such other corporation; and, in the absence of fraud, any director, individually, or any firm of which any director may be a member, may be a party to, or may be pecuniarily or otherwise interested in, any contract or transaction of this Corporation; provided, in any case, that the fact that he or such firm is so interested shall be disclosed or shall have been known to the Board of Directors or a majority thereof, and any director of this Corporation who is also a director or officer of any such other corporation or who is so interested may be counted in determining the existence of a quorum at any meeting of the Board of Directors of this Corporation which shall authorize any such contract, act or transaction and may vote thereat to authorize any such contract, act or transaction with like force and effect as if he were not such director or officer of such other corporation or not so interested.

         10.2. Indemnification of Directors. Directors of this Corporation shall be indemnified to the maximum extent permitted by Colorado law.

         10.3. Limitation of Director Liability. The personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director is limited to the full extent provided by Colorado law.

              ARTICLE 11. - AMENDMENT OF ARTICLES OF INCORPORATION

         11.1. Reservation of Rights. The corporation reserves the right to amend, alter, change or repeal any provisions contained in these Articles of Incorporation in the manner now or hereafter prescribed by statute, and all rights conferred upon shareholders herein are granted subject to this reservation.

         11.2. Amendment Procedure with Board Approval. Any amendment to the Articles of Incorporation, approved by the affirmative vote of a majority of the members of the Board of Directors at a duly convened meeting where a quorum is present or by an action in writing of a majority of the Directors, may be adopted by the affirmative vote of the shareholders of record of shares of at least fifty-one percent (51%) of the voting shares present at a duly convened meeting of shareholders where a quorum is present (which shall include unanimous actions in writing by the shareholders entitled to vote) except as may be otherwise prescribed by law.

         11.3. Amendment Procedure Without Board Approval. Any amendment to the Articles of Incorporation, not approved by the affirmative vote of a majority of the members of the Board of Directors at a duly convened meeting where a quorum is present or by an action in writing of a majority of the Directors, may be adopted by the affirmative vote of the shareholders of record of shares of at least sixty-six and two-thirds percent (66-2/3%) of the voting shares present at a duly convened meeting of shareholders where a quorum is present (which shall include unanimous actions in writing by the shareholders) except as may be otherwise prescribed by law.

                          ARTICLE 12. - EFFECTIVE DATE

         These Articles of Incorporation shall become effective on __. A certificate of withdrawal of these Articles of Incorporation filed with the Secretary of State prior to the effective date will render the filing of the Articles of Incorporation null and void and of no force and effect.

         IN WITNESS WHEREOF, I have hereunto set my hand.

                  Dated: 2/16/96      Incorporator: /s/ Fred C. Boethling
                         -------                    ---------------------


         Consent of Registered Agent:

                  I consent to act as the initial registered agent for the corporation.

                  Dated: 2/16/96      Registered Agent: /s/ Fred C. Boethling
                         -------                        ---------------------


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